Exhibit 99.1

Primis Financial Corp. Reports Basic and Diluted Earnings per Share for the First Quarter of 2023

Successfully Deployed New Digital Platform at Scale

Declares Quarterly Cash Dividend of $0.10 Per Share

MCLEAN, Va., April 27, 2023 /PRNewswire/ -- Primis Financial Corp. (NASDAQ: FRST) ("Primis" or the "Company"), and its wholly-owned subsidiary, Primis Bank (the "Bank"), today reported net income of $5.8 million for the quarter ended March 31, 2023, compared to $3.1 million for the quarter ended December 31, 2022 and $4.6 million for the quarter ended March 31, 2022. Earnings per share ("EPS") for the three months ended March 31, 2023 were $0.23 on a basic and diluted basis, compared to $0.13 on a basic and $0.12 on a diluted basis for the three months ended December 31, 2022 and $0.19 on both a basic and diluted basis for the three months ended March 31, 2022.

Updates on Digital Platform and Resulting Strength in Liquidity and Capital

As of December 31, 2022, the Company's ratio of gross loans to deposits was approximately 108% due to increasing liquidity constraints in the industry beginning late last year. As a result, management accelerated the roll out of the new digital banking platform that had begun in the fall of 2022 to a more aggressive pursuit of new customers beginning February 1, 2023. The results of that effort exceeded management's expectations and generated the following results for the digital platform as of or for the three months ended March 31, 2023:

  $980 million of deposits from approximately 11,500 customers at quarter-end
  Vast majority of funds (approx. 94%) were raised prior to the bank failures in mid-March with little attrition and continued customer growth since that time
  Customers are in all 50 states with approximately 88% of balances outside of Virginia, D.C. and Maryland
  Cost of deposits of 4.88%, approximately equal to Fed Funds, approximately 25 basis points below short-term borrowing costs and 30 to 40 basis points below earnings rate on one-way sweep arrangements
  Approximately 73% of funds from other banks and credit unions, versus online-focused banks or fintechs, with a little over 50% from banks with over $25 billion in assets
  No additional staffing added
  No fraud losses
  Less than $90 thousand in incremental marketing expense

Dennis J. Zember, Jr., President and CEO commented, "Two and a half years ago, we began a project to build modern infrastructure with the stated goal of being able to open accounts quickly and easily nationwide. Through this period, the industry's liquidity levels were near all-time highs and the effort regularly seemed redundant. Still, we believed that being able to self-fund our lines of business with a low-cost national deposit platform as necessary. It is very exciting to see our hard work strengthen our Company in such a meaningful way with thousands of new customers and leading technology."

As a result of the successful expansion of the digital customer base, Primis substantially improved its liquidity profile in the first quarter. As of March 31, 2023:

  The ratio of gross loans to deposits has declined to 83% from 108% at year-end
  Grew total cash and equivalents to $607 million, up from $78 million at December 31, 2022
  Repaid $340 million of short-term borrowings and listing agent CDs that matured in the first quarter
  Uninsured/non-collateralized deposits now represent only 26% of total deposits
  Liquidity sources (FHLB borrowings, Brokered CDs, etc.) plus cash-on-hand represent over 180% of uninsured/non-collateralized deposit balances

The Company's securities portfolio was $244.6 million at March 31, 2023. Of the total, only $13.1 million is categorized as held-to-maturity with the rest designated as available-for-sale. The unrealized after-tax loss on our available-for-sale portfolio was $23.5 million, down from $25.9 million at year-end, and is included in the Company's equity. The unrealized loss on our held-to-maturity portfolio is $0.7 million after-tax at March 31, 2023. If the Bank sold its portfolio for liquidity purposes, Primis would continue to have solid capital ratios as highlighted by the table below:

	Est. as of	Adjusted
Capital Ratios	March 31, 2023	March 31, 2023
Tier 1 Leverage	8.59%	8.50%
CET1 Risk Based Capital	10.13%	9.50%
Tier 1 Risk Based Capital	10.45%	9.83%
Total Risk Based Capital	14.03%	13.47%

Financial Highlights for the Period Ended March 31, 2023

  Total deposits grew 34.7% un-annualized linked-quarter to $3.67 billion.
  Loans held for investment grew at an annualized rate of 13.1% in the first quarter compared to the linked-quarter, net of a decline in Paycheck Protection Program ("PPP") balances.
  Successfully completed first Panacea loan sale – approximately $15 million of loans with $427 thousand pre-tax gain.
  Return on average assets of 0.60% for the three months ended March 31, 2023 versus 0.36% for the three months ended December 31, 2022 and 0.55% for the three months ended March 31, 2022.  Operating return on average assets (1) of 0.60%, 0.09% and 0.57% for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
  Pre-tax pre-provision return on average assets (1) was 1.31% for the three months ended March 31, 2023, versus 1.33% for the three months ended December 31, 2022 and 0.75% for the three months ended March 31, 2022.
  Pre-tax pre-provision operating return on average assets (1) was 1.31% for the three months ended March 31, 2023, versus 0.99% for the three months ended December 31, 2022 and 0.77% for the three months ended March 31, 2022.
  Mortgage banking almost broke even for the quarter with a $0.2 million after-tax loss versus $2.2 million after-tax loss in the prior quarter, with substantially all of the loss occurring in the seasonally slow month of January.
  Net interest margin of 3.15% in the first quarter of 2023 was up from 2.96% in the same period last year and down 52 basis points from 3.67% in the fourth quarter of 2022. Core net interest margin(1), which excludes the effects of PPP loans, was 3.16% in the first quarter of 2023, down from 3.68% in the fourth quarter of 2022 and up from 2.96% in the first quarter of 2022.
  Core bank net interest margin (excluding excess digital deposit balances) of 3.38% for the first quarter of 2023.
  Allowance for credit losses to total loans was 1.17% at March 31, 2023 and at December 31, 2022, compared to 1.23% at March 31, 2022.  Allowance for credit losses to total loans (excluding PPP balances and loans held for sale) was 1.17% at March 31, 2023 and at December 31, 2022, compared to 1.24% at March 31, 2022.
  Equity to assets was 9.52% at March 31, 2023 and tangible common equity to tangible assets was 7.14%.  Excluding $500 million of excess cash that the Company will begin sweeping, these ratios would have been 10.80% and 7.90%, respectively, at March 31, 2023 compared to 11.04% and 8.27%, respectively, at December 31, 2022.

Speaking about the items in the Company's quarterly performance, Mr. Zember said, "Our results in the first quarter were only mildly impacted by the challenges our industry is facing with liquidity levels. To drive the nearly $1 billion of deposit growth, we incurred about $0.49 million of negative spread that fully abated with the Federal Reserve's last rate hike. Additionally, we incurred approximately $0.42 million of one-time data processing costs related to over 30,000 applications for the new accounts. Loan volumes and demand softened, particularly in the core bank, but pipelines in Panacea and Life Premium Finance are still strong and building with weighted average yields above 7.50%. Additionally, Panacea completed its first loan sale transaction with a $0.47 million gain and is building a pipeline of other potential buyers. Lastly, we expect to have sweep capabilities late in the second quarter that will allow us to resume aggressively growing the digital platform with positive spreads but no impact on our asset or capital levels."

Net Interest Income

Adjusted net interest income (excluding the excess revenue from credit enhancements) increased in the first quarter of 2023 to $27.5 million compared to $22.8 million for the same quarter in 2022 and was down slightly when compared to $28.2 million for the fourth quarter of 2022. Higher yields on earning assets offset most of the accelerating cost of funding experienced by the industry in the quarter. The Company did experience approximately $0.4 million of negative spread on the digital platform initiative that had fully abated by the end of the quarter.

The Company's net interest margin in the first quarter of 2023 was greatly affected by the success of the digital deposit platform. Excluding the impact of the excess digital deposits and cash balances, the core bank's net interest margin declined by 0.29% to 3.38% compared to 3.67% in the fourth quarter of 2022. Increased competition in the Company's core banking markets moved the cost of deposits higher to 1.67% in the current quarter of 2023 compared to 0.78% in the fourth quarter of 2022. At the core bank level, yields on earning assets increased to 5.31% in the first quarter of 2023 compared to 4.80% in the fourth quarter of 2022, buoyed by higher rates on cash and loans.

On a consolidated basis, the Company's net interest margin includes approximately $346 million of excess deposits with a cost that is slightly higher than the quarter's earnings rate on cash, costing the Company about $0.4 million during the first quarter. At quarter end, the cost of these deposits was slightly below the earnings rate on excess cash and approximately 30 to 40 basis points below the earnings rate for non-reciprocal sweeps. Management intends to continue growing deposits on the digital platform and use non-reciprocal sweeps to manage total funding and asset levels. The Company expects some amount of incremental net revenue from the platform in the short-term that could positively impact the net interest margin by 5 to 10 basis points.

Averages	Core Bank	Excess Digital Platform	Total Bank
Average Earning Assets	3,303	346	3,652
Average Deposits	2,940	346	3,186
Average Total Funding	3,225	346	3,471

Yield on Earning Assets	5.31%	4.41%	5.24%
Cost of Deposits	1.67%	4.88%	1.91%
Cost of Funds	1.98%	4.88%	2.19%
Net Interest Margin	3.38%	N/A	3.15%

Noninterest Income

Noninterest income increased during the quarter to $11.5 million, up $9.4 million when compared to the first quarter of 2022 and up $0.6 million compared to the fourth quarter of 2022. The Company began accounting for certain third party credit enhancements on consumer lending during the third quarter of 2022 and purchased the mortgage platform in the second quarter of 2022.

Gains associated with credit enhancements on consumer lending amounted to $4.9 million in the current quarter of 2023 and $1.8 million in the fourth quarter of 2022. These amounts offset similar amounts of the Company's provision for loan losses in the respective quarters.

Mortgage revenue, and profitability, increased substantially in the first quarter of 2023. Production teams hired in the fourth quarter built pipelines during the quarter and the Company saw attractive build in revenue. Total mortgage revenue for the quarter was $4.3 million against interest rate lock volume during the quarter of $142 million.

During the quarter, Panacea realized $0.43 million of gains associated with a small sale of commercial loans totaling $15 million. Management continues efforts to secure additional buyers for the division's consumer and commercial loans and believes sales of $50 - $100 million are likely in 2023.

Noninterest Expense

Noninterest expense was $27.4 million for the first quarter of 2023, compared to $29.1 million for the fourth quarter of 2022. Noninterest expense for the first quarter of 2023 and fourth quarter of 2022 included $873 thousand and $1.37 million, respectively, of servicing and other expenses for a third-party managed loan portfolio. Noninterest expense adjusted for these expenses, branch consolidation costs, other restructuring costs and unfunded commitment reserve impacts was $26.5 million for the first quarter of 2023 unchanged from levels in the fourth quarter of 2022. Included in noninterest expense was $5.0 million in expenses related to Primis Mortgage in the first quarter of 2023 versus $5.4 million in the fourth quarter of 2022. The expiration of elevated draws at year end was offset by higher commission expense due to increased mortgage activity.

Excluding mortgage, nonrecurring expenses and the third party expenses described above, noninterest expense for the first quarter of 2023 was $21.5 million versus $21.2 million linked-quarter. Compensation and benefits declined $757 thousand linked-quarter largely due to reduced incentive compensation accruals. Marketing expense declined $364 thousand as the Bank prioritized digital advertising over more expensive local media. Other professional fees declined $743 thousand from the fourth quarter due to expenses associated with bringing certain V1BE activities in-house in the fall. Offsetting these reductions was an increase in FDIC insurance costs of $132 thousand and increased fraud losses of $371 thousand, primarily around increased check fraud activity. Data processing costs were also higher by $549 thousand due to substantially higher application volume on the digital platform in the first quarter.

The Company's efficiency ratio was 68.6% in the first quarter of 2023 versus 71.7% in the fourth quarter of 2022. The operating efficiency ratio (1) in the first quarter of 2023 was 68.6% compared to 76.7% in the fourth quarter of 2022. As noted above, the efficiency ratio was heavily impacted by Primis Mortgage in the first quarter. Excluding mortgage, the operating efficiency ratio was 63.3% for the first quarter of 2023 versus 66.7% for the fourth quarter of 2022.

Loan Portfolio and Asset Quality

Loans held for investment increased to $3.04 billion at March 31, 2023, compared to $2.95 billion at December 31, 2022. Loans held for investment grew at an annualized rate of 13%, net of a decline in PPP balances, in the first quarter. Loan growth was particularly strong in the Life Premium Finance division in the first quarter, as discussed below. Growth in the portfolio was also offset by the sale of approximately $15 million of Panacea loans in the first quarter.

Nonperforming assets, excluding portions guaranteed by the SBA, were $32.8 million at March 31, 2023, compared to $34.9 million at December 31, 2022, while loans rated substandard or doubtful decreased to $39.5 million in the first quarter of 2023 from $41.0 million in the fourth quarter of 2022. As discussed in previous periods, a substantial portion of the Bank's nonperforming assets are comprised of two relationships with a combined balance of approximately $27 million. A large residential property with a balance of approximately $8 million included in that total, continues to make sporadic payments and is current as of March 31, 2023. The other relationship, primarily consisting of assisted living facilities, is currently in the middle of a receiver-managed marketing process. The Bank currently holds no other real estate owned at the end of the first quarter.

The Company recorded a provision for loan losses of $5.2 million for the first quarter of 2023 versus $7.9 million for the fourth quarter of 2022. Of this provision, $4.7 million was due to charge-offs and reserve build for the loan portfolio with a third-party credit enhancement described previously. This portion of the provision is fully offset by a gain recorded in noninterest income and has no effect on net income. Excluding this provision amount, the provision for loan losses would have been $469 thousand. As a percentage of loans, excluding PPP balances, the allowance for credit losses was 1.17% at the end of the first quarter of 2023 and fourth quarter of 2022.

Net charge-offs were $4.0 million for the first quarter of 2023, down from $5.3 million in the fourth quarter of 2022. Excluding the losses tied to the impaired relationship described in the fourth quarter and charge-offs that are covered by a third-party, the first quarter would have experienced $2.1 million of net charge-offs versus $1.3 million of net recoveries in the fourth quarter of 2022. First quarter net charge-offs were primarily related to existing nonperforming assets with specific reserve amounts established in prior quarters.

Deposits and Funding

Total deposits increased to $3.67 billion at March 31, 2023 from $2.72 billion at December 31, 2022, or 34.7% un-annualized. The Bank's new digital banking offering drove substantial growth in the quarter with balances on the new platform reaching $980 million, up from $30 million at year-end. The majority of the growth was in savings accounts with the remainder largely in NOW accounts. The Company was able to use the substantial growth in deposits to pay off $325 million of FHLB advances and $15 million of listing agent CDs that matured in the first quarter. Currently, the Bank's only wholesale funding is comprised of $100 million of brokered CDs that mature in 2023.

Mr. Zember commented on additional growth in the bank, saying "Our core bank's success in the quarter on deposit levels and costs is notable but somewhat hidden by the digital platform success. The Core bank experienced a 0.2% decline in total deposits which is remarkable in the current environment. More notable is that during the quarter a single non-interest bearing relationship totaling approximately $52 million at year end moved out of the bank accounting for 61% of the decline in non-interest bearing balances in the first quarter of 2023. Excluding this relationship, the core bank would have experienced deposit growth during the quarter of 1.7%, while keeping its costs and resulting margins mostly intact.

As we move forward in the year, we expect to continue growing deposits on the digital platform, developing the sweep arrangements that allow us to manage our capital and liquidity on a just-in-time basis and still earn some amount of spread on the balances. We will convert as many of these new customers as possible into core customers over the next 12 months, continue tweaking and improving the functionality of our technology, and finish building and rolling out the lower cost deposit strategies including small business. I am determined to put real space between us and our competition using functional, intuitive technology delivered by traditional community bank service and personal attention."

Digital Lines of Business

The Company operates two national lines of business that are focused primarily on lending to higher quality segments of the economy and a national digital platform for funding purposes. While each of the divisions are relatively new, management believes that the combined strategy can have margins in the 3.00%-3.25% range, efficiency ratios in the 30%-40% range and 50% less net charge-offs than traditional community bank commercial real estate.

Panacea continues to experience substantial growth alongside the development of its nationally-recognized brand. The division increased its total client relationships to over 3,500 doctor households across all 50 states. Panacea finished the first quarter of 2023 with approximately $256.1 million in outstanding loans, an increase of $7.7 million, or 3.1%, from December 31, 2022. As highlighted above, Panacea sold approximately $15 million of loans in the first quarter for a pre-tax gain of $427 thousand. Without the loan sale, growth would have been 9% for the quarter, or 36% annualized. Panacea expects profitability to increase materially in 2023 due to higher gain on sale income in coming quarters.

Panacea-related deposits increased to $30.9 million at March 31, 2023, up 35% from December 31, 2022 and a substantially higher rate of growth than loan growth for the quarter. Coupled with its loan sale strategy, Panacea expects to continue increasing the amount it self-funds its balance sheet.

The Life Premium Finance ("LPF") division, launched in late 2021, ended the first quarter of 2023 with outstanding balances, net of deferred fees, of $236.7 million, compared to $193.8 million at the end of the fourth quarter of 2022. The LPF division increased profitability (including assumed cost of funds) at almost twice the rate it grew earnings assets as it continues to experience meaningful operating leverage.

As previously discussed, higher expenses related to team acquisitions at Primis Mortgage ended at the end of the last quarter. Primis Mortgage was breakeven for February and March with an after-tax loss for the quarter of $212 thousand. The locked pipeline ended the first quarter of 2023 at $53 million, up 110% from December 31, 2022 while loan fundings increased to $123 million in the first quarter, up 43% from the fourth quarter. Primis still expects Primis Mortgage to contribute $4 to $5 million to net income and 10 to 15 basis points to return on assets in 2023.

Shareholders' Equity

Book value per share as of March 31, 2023 was $16.21, an increase of $0.23 from December 31, 2022. Tangible book value per share(1) at the end of the first quarter of 2023 was $11.86, an increase of $0.25 from December 31, 2022. Shareholders' equity was $400.3 million, or 9.52% of total assets, at March 31, 2023. Tangible common equity(1) at March 31, 2023 was $292.7 million, or 7.14% of tangible assets(1). Equity ratios are temporarily depressed by the excess cash and liquidity on the bank's balance sheet. Management estimates that approximately $500 million of the Bank's current balance sheet will be included in the sweep program in the second quarter and that tangible common equity to tangible assets will move back to approximately 8.0%. Unrealized losses on the Company's available-for-sale securities portfolio declined by $2.4 million to $23.5 million due to marginal increases in market interest rates during the quarter. The Company has the wherewithal to hold these securities until maturity or recovery of the value and does not anticipate realizing any losses on the investments.

Additionally, the Board of Directors announced and declared a dividend of $0.10 per share payable on May 26, 2023 to shareholders of record on May 12, 2023. This is Primis' forty-sixth consecutive quarterly dividend.

About Primis Financial Corp.

As of March 31, 2023, Primis had $4.21 billion in total assets, $3.04 billion in total loans and $3.67 billion in total deposits. Primis Bank provides a range of financial services to individuals and small- and medium-sized businesses through thirty-two full-service branches in Virginia and Maryland and provides services to customers through certain online and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Financial Corp.
Matthew A. Switzer, EVP and CFO	1676 International Drive, Suite 900
Phone: (703) 893-7400	McLean, VA 22102

Primis Financial Corp., NASDAQ Symbol FRST
Website: www.primisbank.com

Conference Call

The Company's management will host a conference call to discuss its first quarter results on Friday, April 28, 2023 at 10:00 a.m. (ET). A live Webcast of the conference call is available at the following website: https://events.q4inc.com/attendee/659480176. Participants may also call 1-888-330-3573 and ask for the Primis Financial Corp. call. A replay of the teleconference will be available for 7 days by calling 1-800-770-2030 and providing Replay Access Code 4440924.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Primis uses non-GAAP financial measures to analyze its performance. The measures entitled net income adjusted for nonrecurring income and expenses; pre-tax pre-provision operating earnings; operating return on average assets; pre-tax pre-provision operating return on average assets; operating return on average equity; operating return on average tangible equity; operating efficiency ratio; operating earnings per share – basic; operating earnings per share – diluted; tangible book value per share; tangible common equity; tangible common equity to tangible assets; and core net interest margin are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. We use the term "operating" to describe a financial measure that excludes income or expense considered to be non-recurring in nature. Items identified as non-operating are those that, when excluded from a reported financial measure, provide management or the reader with a measure that may be more indicative of forward-looking trends in our business. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the Reconciliation of Non-GAAP items table.

Management believes that these non-GAAP financial measures provide additional useful information about Primis that allows management and investors to evaluate the ongoing operating results, financial strength and performance of Primis and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Primis' performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Primis. Non-GAAP financial measures are not standardized and, therefore, it may not be possible to compare these measures with other companies that present measures having the same or similar names.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute "forward-looking statements" within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements can generally be identified by such words as "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and other similar words or expressions of the future or otherwise regarding the outlook for the Company's future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, but are not limited to, our expectations regarding our future operating and financial performance, including our outlook and long-term goals for future growth and new offerings and services; our expectations regarding net interest margin; expectations on our growth strategy, expense management, capital management and future profitability; expectations on credit quality and performance; and the assumptions underlying our expectations.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Factors that might cause such differences include, but are not limited to: the Company's ability to implement its various strategic and growth initiatives, including its recently established Panacea Financial and Life Premium Finance Divisions, new digital banking platform, V1BE fulfillment service and Primis Mortgage Company; competitive pressures among financial institutions increasing significantly; changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices; changes in management's plans for the future; credit risk associated with our lending activities; changes in interest rates, inflation, loan demand, real estate values, or competition, as well as labor shortages and supply chain disruptions; changes in accounting principles, policies, or guidelines; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company's participation in and execution of government programs related to the COVID-19 pandemic; potential impacts of the recent adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; potential increases in the provision for credit losses; and other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company's management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company's filings with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2022, under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors," and in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

(1)	Non-GAAP financial measure. Please see "Reconciliation of Non-GAAP Items"in the financial tables for more information and for a reconciliation to GAAP.

Primis Financial Corp.
Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	For Three Months Ended:					Variance - 1Q 2023 vs.

Selected Performance Ratios:	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2022		1Q 2022
Return on average assets	0.60%	0.36%	0.61%	0.63%	0.55%	24	bps	4	bps
Operating return on average assets(1)	0.60%	0.09%	0.64%	0.76%	0.57%	51		3
Pre-tax pre-provision return on average assets(1)	1.31%	1.33%	1.16%	0.83%	0.75%	(2)		56
Pre-tax pre-provision operating return on average assets(1)	1.31%	0.99%	1.20%	1.00%	0.77%	33		55
Return on average equity	5.77%	3.07%	4.98%	4.92%	4.49%	270		128
Operating return on average equity(1)	5.77%	0.75%	5.22%	5.93%	4.58%	502		119
Operating return on average tangible equity(1)	7.85%	1.03%	7.14%	8.08%	6.16%	682		169
Cost of funds	2.19%	1.19%	0.71%	0.53%	0.52%	100		167
Net interest margin	3.15%	3.67%	3.57%	3.33%	2.96%	(52)		19
Core net interest margin(1)	3.16%	3.68%	3.58%	3.35%	2.96%	(52)		20
Gross loans to deposits	82.98%	108.32%	101.06%	97.99%	89.11%	(25)	pts	(6)	pts
Efficiency ratio	68.59%	71.71%	71.85%	75.01%	76.11%	(3)		(752)
Operating efficiency ratio(1)	68.59%	76.65%	70.92%	70.23%	75.65%	(8)		(706)

Per Share Data:
Earnings per share - Basic	$ 0.23	$ 0.13	$ 0.21	$ 0.20	$ 0.19	76.92%		21.05%
Operating earnings per share - Basic(1)	$ 0.23	$ 0.03	$ 0.22	$ 0.25	$ 0.19	NM		22.70
Earnings per share - Diluted	$ 0.23	$ 0.12	$ 0.20	$ 0.20	$ 0.19	91.67		21.05
Operating earnings per share - Diluted(1)	$ 0.23	$ 0.03	$ 0.21	$ 0.24	$ 0.19	NM		23.20
Book value per share	$ 16.21	$ 15.98	$ 15.89	$ 16.17	$ 16.42	1.44		(1.28)
Tangible book value per share(1)	$ 11.86	$ 11.61	$ 11.54	$ 11.77	$ 12.11	2.15		(2.06)
Cash dividend per share	$ 0.10	$ 0.10	$ 0.10	$ 0.10	$ 0.10	-		-
Weighted average shares outstanding - Basic	24,625,943	24,601,108	24,576,887	24,562,753	24,503,945	0.10		0.50
Weighted average shares outstanding - Diluted	24,685,206	24,685,663	24,688,422	24,681,425	24,662,588	(0.00)		0.09
Shares outstanding at end of period	24,685,064	24,680,097	24,650,239	24,650,239	24,622,739	0.02%		0.25%

Asset Quality Ratios:
Non-performing assets as a percent of total assets, excluding SBA guarantees	0.78%	0.98%	1.11%	0.61%	0.47%	(20)	bps	31	bps
Net charge-offs (recoveries) as a percent of average loans (annualized)	0.53%	0.74%	0.17%	(0.07%)	(0.03%)	(21)		56
Core net charge-offs (recoveries) as a percent of average loans (annualized)	0.28%	0.52%	0.17%	(0.07%)	(0.03%)	(24)		31
Allowance for credit losses to total loans	1.17%	1.17%	1.17%	1.15%	1.23%	0		(5)
Allowance for credit losses to total loans (excluding PPP loans)	1.17%	1.17%	1.17%	1.16%	1.24%	0		(7)

Capital Ratios:
Equity to assets	9.52%	11.04%	11.67%	12.32%	12.55%	(153)	bps	(304)	bps
Tangible common equity to tangible assets(1)	7.14%	8.27%	8.73%	9.27%	9.57%	(113)		(243)
Leverage ratio (2)	8.59%	9.48%	10.11%	10.31%	9.77%	(89)		(118)
Common equity tier 1 capital ratio (2)	10.13%	10.54%	11.17%	11.59%	12.64%	(41)		(251)
Tier 1 risk-based capital ratio (2)	10.45%	10.88%	11.53%	11.97%	13.06%	(43)		(261)
Total risk-based capital ratio (2)	14.03%	14.80%	15.71%	16.29%	17.66%	(77)		(363)

(1) See Reconciliation of Non-GAAP financial measures.
(2) March 31, 2023 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C.
The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.
(Dollars in thousands)	As Of :					Variance - 1Q 2023 vs.

Condensed Consolidated Balance Sheets (unaudited)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2022	1Q 2022
Assets
Cash and cash equivalents	$ 607,125	$ 77,859	$ 97,738	$ 70,721	$ 298,230	NM %	103.58%
Investment securities-available for sale	231,468	236,315	238,891	257,180	271,626	(2.05)	(14.78)
Investment securities-held to maturity	13,115	13,520	14,391	14,978	16,138	(3.00)	(18.73)
Loans held for sale	42,011	27,626	13,388	16,096	-	52.07	100.00
Loans receivable, net of deferred fees	3,043,732	2,948,836	2,737,086	2,628,797	2,393,669	3.22	27.16
Allowance for credit losses	(35,727)	(34,544)	(31,956)	(30,209)	(29,379)	3.42	21.61
Net loans	3,008,005	2,914,292	2,705,130	2,598,588	2,364,290	3.22	27.23
Stock in Federal Reserve Bank and Federal Home Loan Bank	12,083	25,815	16,689	12,940	11,927	(53.19)	1.31
Bank premises and equipment, net	25,136	25,257	25,534	26,113	29,872	(0.48)	(15.85)
Operating lease right-of-use assets	9,352	5,335	5,511	4,777	5,305	75.30	76.29
Goodwill and other intangible assets	107,539	107,863	108,170	108,524	106,075	(0.30)	1.38
Assets held for sale, net	3,115	3,115	3,127	3,127	-	-	100.00
Bank-owned life insurance	67,591	67,201	67,519	67,339	67,099	0.58	0.73
Other real estate owned	-	-	1,041	1,041	1,041	-	(100.00)
Deferred tax assets, net	18,825	18,289	17,892	14,658	12,380	2.93	52.06
Other assets	60,041	49,050	42,141	40,496	35,893	22.41	67.28
Total assets	$ 4,205,406	$ 3,571,537	$ 3,357,162	$ 3,236,578	$ 3,219,876	17.75%	30.61%

Liabilities and stockholders' equity
Demand deposits	$ 497,531	$ 582,556	$ 687,272	$ 653,181	$ 559,682	(14.60)%	(11.10)%
NOW accounts	835,348	617,687	637,786	677,237	730,235	35.24	14.39
Money market accounts	865,115	811,365	803,050	802,953	831,580	6.62	4.03
Savings accounts	971,439	245,713	217,220	220,211	225,291	295.36	NM
Time deposits	498,564	465,057	362,992	329,223	339,456	7.20	46.87
Total deposits	3,667,997	2,722,378	2,708,320	2,682,805	2,686,244	34.74	36.55
Securities sold under agreements to repurchase - short term	4,346	6,445	9,886	10,020	11,231	(32.57)	(61.30)
Federal Home Loan Bank advances	-	325,000	125,000	25,000	-	(100.00)	NM
Subordinated debt and notes	95,382	95,312	95,241	95,170	95,099	0.07	0.30
Operating lease liabilities	9,799	5,767	6,044	5,299	5,897	69.92	66.17
Other liabilities	27,617	22,232	20,863	19,647	17,210	24.22	60.47
Total liabilities	3,805,141	3,177,134	2,965,354	2,837,941	2,815,681	19.77	35.14
Stockholders' equity	400,265	394,403	391,808	398,637	404,195	1.49	(0.97)
Total liabilities and stockholders' equity	$ 4,205,406	$ 3,571,537	$ 3,357,162	$ 3,236,578	$ 3,219,876	17.75%	30.61%

Tangible common equity(1)	$ 292,726	$ 286,540	$ 283,638	$ 290,113	$ 298,120	2.16%	(1.81)%

The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:					Variance - 1Q 2023 vs.

Condensed Consolidated Statement of Operations (unaudited)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2022	1Q 2022
Interest and dividend income	$ 47,159	$ 38,635	$ 32,596	$ 28,258	$ 26,585	22.06%	77.39%
Interest expense	18,749	9,058	5,146	3,652	3,731	106.99	NM
Net interest income	28,410	29,577	27,450	24,606	22,854	(3.95)	24.31
Provision for (recovery of) credit losses	5,187	7,860	2,890	422	99	(34.01)	NM
Net interest income after provision for (recovery of) credit losses	23,223	21,717	24,560	24,184	22,755	6.93	2.06
Account maintenance and deposit service fees	1,216	1,427	1,525	1,442	1,351	(14.79)	(9.99)
Income from bank-owned life insurance	420	847	394	378	375	(50.41)	12.00
Gain on debt extinguishment	-	-	-	-	-	-	-
Mortgage banking income	4,315	2,264	2,197	593	-	90.59	-
Gain on sale of Panacea loans	478	-	-	-	-	-	-
Credit enhancement income	4,886	1,822	1,220	-	-	168.17	-
Gain on sale of other investment	-	4,411	-	-	-	100.00	100.00
Other	217	217	284	217	364	-	(40.38)
Noninterest income	11,532	10,988	5,620	2,630	2,090	4.95	NM
Employee compensation and benefits	15,028	16,213	12,594	10,573	9,625	(7.31)	56.14
Occupancy and equipment expenses	3,022	2,899	2,857	2,546	2,557	4.24	18.19
Amortization of core deposit intangible	317	317	326	341	341	-	(7.04)
Virginia franchise tax expense	849	814	813	814	813	4.30	4.43
Data processing expense	2,251	1,702	1,528	1,293	1,490	32.26	51.07
Marketing expense	569	933	938	731	465	(39.01)	22.37
Telecommunication and communication expense	377	343	342	366	382	9.91	(1.31)
Net (gain) loss on other real estate owned	-	131	-	-	(59)	100.00	(100.00)
Loss on bank premises and equipment	-	-	64	620	-	-	-
Professional fees	862	1,605	1,261	827	1,094	(46.29)	(21.21)
Credit enhancement costs	873	1,369	-	-	-	(36.23)	-
Other expenses	3,249	2,764	3,038	2,319	2,279	17.55	42.56
Noninterest expense	27,397	29,090	23,761	20,430	18,987	(5.82)	44.29
Income before income taxes	7,358	3,615	6,419	6,384	5,858	103.54	25.61
Income tax expense	1,583	530	1,365	1,375	1,265	198.68	25.14
Net Income	$ 5,775	$ 3,085	$ 5,054	$ 5,009	$ 4,593	87.20	25.73

(1) See Reconciliation of Non-GAAP financial measures.
The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.
(Dollars in thousands)	As Of:					Variance - 1Q 2023 vs.

Loan Portfolio Composition	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2022	1Q 2022
Loans held for sale	$ 42,011	$ 27,626	$ 13,388	$ 16,096	$ -	52.07%	100.00%
Loans secured by real estate:
Commercial real estate - owner occupied	460,245	461,126	437,636	433,840	406,285	(0.19)	13.28
Commercial real estate - non-owner occupied	577,481	581,168	573,732	600,436	615,682	(0.63)	(6.20)
Secured by farmland	7,404	8,436	8,852	9,305	8,896	(12.23)	(16.77)
Construction and land development	151,950	148,762	138,371	117,604	116,365	2.14	30.58
Residential 1-4 family	607,118	610,919	616,764	607,548	575,946	(0.62)	5.41
Multi-family residential	139,978	140,321	137,253	144,406	152,266	(0.24)	(8.07)
Home equity lines of credit	64,606	65,152	65,852	69,860	72,440	(0.84)	(10.81)
Total real estate loans	2,008,782	2,015,884	1,978,460	1,982,999	1,947,880	(0.35)	3.13

Commercial loans	547,095	523,110	470,934	448,582	336,961	4.59	62.36
Paycheck Protection Program loans	2,603	4,564	8,014	17,525	31,404	(42.97)	(91.71)
Consumer loans	485,252	405,278	279,678	179,691	77,424	19.73	NM
Loans receivable, net of deferred fees	$ 3,043,732	$ 2,948,836	$ 2,737,086	$ 2,628,797	$ 2,393,669	3.22%	27.16%

Loans by Risk Grade:
Pass, not graded	$ -	$ -	$ -	$ -	$ -	-%	-%
Pass Grade 1 - Highest Quality	607	600	616	609	786	1.17	(22.77)
Pass Grade 2 - Good Quality	253,665	209,605	149,389	129,571	8,734	21.02	NM
Pass Grade 3 - Satisfactory Quality	1,596,690	1,591,364	1,520,364	1,513,054	1,413,480	0.33	12.96
Pass Grade 4 - Pass	1,124,993	1,073,952	984,012	890,709	895,197	4.75	25.67
Pass Grade 5 - Special Mention	28,273	32,278	35,410	67,736	51,884	(12.41)	(45.51)
Grade 6 - Substandard	39,504	41,037	47,295	27,118	23,588	(3.74)	67.47
Grade 7 - Doubtful	-	-	-	-	-	-	-
Grade 8 - Loss	-	-	-	-	-	-	-
Total loans	$ 3,043,732	$ 2,948,836	$ 2,737,086	$ 2,628,797	$ 2,393,669	3.22%	27.16%

(Dollars in thousands)	As Of or For Three Months Ended:

Asset Quality Information	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Allowance for Credit Losses:
Balance at beginning of period	$ (34,544)	$ (31,956)	$ (30,209)	$ (29,379)	$ (29,105)
(Provision for) / recovery of allowance for credit losses	(5,187)	(7,860)	(2,890)	(422)	(99)
Net charge-offs	4,004	5,272	1,143	(408)	(175)
Ending balance	$ (35,727)	$ (34,544)	$ (31,956)	$ (30,209)	$ (29,379)

Reserve for Unfunded Commitments:
Balance at beginning of period	$ (1,416)	$ (1,380)	$ (1,069)	$ (1,237)	$ (977)
(Expense for) / recovery of unfunded loan commitment reserve	(91)	(36)	(311)	168	(260)
Total Reserve for Unfunded Commitments	$ (1,507)	$ (1,416)	$ (1,380)	$ (1,069)	$ (1,237)

	As Of:					Variance - 1Q 2023 vs.

Non-Performing Assets:	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2022	1Q 2022
Nonaccrual loans	$ 33,397	$ 35,484	$ 36,851	$ 19,635	$ 14,941	(5.88)%	123.53%
Accruing loans delinquent 90 days or more	1,625	3,361	1,855	1,512	1,817	(51.65)	(10.57)
Total non-performing loans	35,022	38,845	38,706	21,147	16,758	(9.84)	108.99
Other real estate owned	-	-	1,041	1,041	1,041	-	(100.00)
Total non-performing assets	$ 35,022	$ 38,845	$ 39,747	$ 22,188	$ 17,799	(9.84)	96.76
SBA guaranteed portion of non-performing loans	$ 2,206	$ 3,969	$ 2,573	$ 2,319	$ 2,651	(44.42)	(16.79)

Troubled debt restructuring	$ 4,242	$ 3,599	$ 3,170	$ 2,695	$ 3,103	17.87	36.7

The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:					Variance - 2Q 2021 vs.

Average Balance Sheet	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2022		1Q 2022
Assets
Loans held for sale	$ 25,346	$ 22,413	$ 21,199	$ 6,936	$ -	13.09%		100.00%
Loans, net of deferred fees	2,991,965	2,824,892	2,669,605	2,509,978	2,360,782	5.91		26.74
Investment securities	246,402	253,345	269,780	287,722	302,431	(2.74)		(18.53)
Other earning assets	388,327	92,604	90,268	158,817	466,952	NM		(16.84)
Total earning assets	3,652,040	3,193,254	3,050,852	2,963,453	3,130,165	14.37		16.67
Other assets	254,004	246,593	234,355	228,893	226,320	3.01		12.23
Total assets	$ 3,906,044	$ 3,439,847	$ 3,285,207	$ 3,192,346	$ 3,356,485	13.55%		16.37%

Liabilities and stockholders' equity
Demand deposits	$ 556,479	$ 648,151	$ 665,020	$ 596,714	$ 545,530	(14.14)%		2.01%
Interest-bearing liabilities:
NOW and other demand accounts	722,584	624,868	660,387	695,481	817,430	15.64		(11.60)
Money market accounts	824,541	805,303	803,860	810,781	809,460	2.39		1.86
Savings accounts	593,823	232,543	219,167	222,274	224,716	155.36		164.25
Time deposits	489,066	379,088	343,986	329,198	350,368	29.01		39.59
Total Deposits	3,186,493	2,689,953	2,692,420	2,654,448	2,747,504	18.46		15.98
Borrowings	284,946	325,100	166,621	107,784	171,293	(12.35)		66.35
Total Funding	3,471,439	3,015,053	2,859,041	2,762,232	2,918,797	15.14		18.93
Other Liabilities	28,812	26,318	23,832	22,095	23,057	9.48		24.96
Stockholders' equity	405,793	398,476	402,334	408,019	414,631	1.84		(2.13)
Total liabilities and stockholders' equity	$ 3,906,044	$ 3,439,847	$ 3,285,207	$ 3,192,346	$ 3,356,485	13.55%		16.37%

Memo: Average PPP loans	$ 4,241	$ 5,926	$ 11,868	$ 23,950	$ 51,491	(28.43)%		(91.76)%

Net Interest Income
Loans held for sale	$ 391	$ 349	$ 263	$ 93	$ -	12.03%		100.00%
Loans	40,960	35,881	30,260	26,272	24,749	14.16		65.50
Investment securities	1,584	1,571	1,518	1,445	1,430	0.83		10.77
Other earning assets	4,224	834	555	448	406	NM		NM
Total Earning Assets	47,159	38,635	32,596	28,258	26,585	22.06		77.39

Non-interest bearing DDA	-	-	-	-	-	-		-
NOW and other interest-bearing demand accounts	2,267	544	536	556	666	NM		240.39
Money market accounts	4,801	2,894	1,667	938	859	65.89		NM
Savings accounts	4,750	305	141	142	149	NM		NM
Time deposits	3,226	1,567	943	674	700	105.87		NM
Total Deposit Costs	15,044	5,310	3,287	2,310	2,374	183.31		NM

Borrowings	3,705	3,748	1,859	1,342	1,357	(1.15)		173.03
Total Funding Costs	18,749	9,058	5,146	3,652	3,731	106.99		NM

Net Interest Income	$ 28,410	$ 29,577	$ 27,450	$ 24,606	$ 22,854	(3.95)%		24.31%

Memo: SBA PPP loan interest and fee income	$ 3	$ 14	$ 28	$ 59	$ 435	(78.57)%		(99.31)%
Memo: SBA PPP loan funding costs	$ 4	$ 5	$ 10	$ 21	$ 44	(20.00)%		(90.91)%

Net Interest Margin
Loans held for sale	6.26%	6.18%	4.92%	5.38%	0.00%	8	bps	626	bps
Loans	5.55%	5.04%	4.50%	4.20%	4.25%	51		130
Investments	2.61%	2.46%	2.23%	2.01%	1.92%	15		69
Other Earning Assets	4.41%	3.57%	2.44%	1.13%	0.35%	84		406
Total Earning Assets	5.24%	4.80%	4.24%	3.82%	3.44%	44		180

NOW	1.27%	0.35%	0.32%	0.32%	0.33%	92		94
MMDA	2.36%	1.43%	0.82%	0.46%	0.43%	93		193
Savings	3.24%	0.52%	0.26%	0.26%	0.27%	272		297
CDs	2.68%	1.64%	1.09%	0.82%	0.81%	104		187
Cost of Interest Bearing Deposits	2.32%	1.03%	0.64%	0.45%	0.44%	129		188
Cost of Deposits	1.91%	0.78%	0.48%	0.35%	0.35%	113		156

Other Funding	5.27%	4.57%	4.43%	4.99%	3.22%	70		205
Total Cost of Funds	2.19%	1.19%	0.71%	0.53%	0.52%	100		167

Net Interest Margin	3.15%	3.67%	3.57%	3.33%	2.96%	(52)		19
Net Interest Spread	2.63%	3.28%	3.31%	3.15%	2.81%	(65)		(18)

Memo: Excluding SBA PPP loans
Loans	5.56%	5.05%	4.51%	4.23%	4.27%	51	bps	129	bps
Total Earning Assets	5.24%	4.81%	4.25%	3.85%	3.44%	44		180
Net Interest Margin*	3.16%	3.68%	3.58%	3.35%	2.96%	(52)		20

*Net interest margin excluding the effect of SBA PPP loans assumes a funding cost of 35bps on average PPP balances in all applicable periods

Primis Financial Corp.
(Dollars in thousands, except per share data)	For Three Months Ended:					For Three Months Ended:

Reconciliation of Non-GAAP items:	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022	1Q 2023	1Q 2022
Net income	$ 5,775	$ 3,085	$ 5,054	$ 5,009	$ 4,593	$ 5,775	$ 4,593
Non-GAAP adjustments to Net Income:
Branch Consolidation / Other restructuring	-	1,175	308	901	-	-	-
(Gain) on sale of Infinex investment	-	(4,144)	-	-	-	-	-
Merger expenses	-	-	-	401	115	-	115
(Gain) on debt extinguishment	-	-	-	-	-	-	-
Income tax effect	-	641	(67)	(281)	(25)	-	(25)
Net income adjusted for nonrecurring income and expenses	$ 5,775	$ 757	$ 5,295	$ 6,030	$ 4,683	$ 5,775	$ 4,683

Net income	$ 5,775	$ 3,085	$ 5,054	$ 5,009	$ 4,593	$ 5,775	$ 4,593
Income tax expense	1,583	530	1,365	1,375	1,265	1,583	1,265
Provision for credit losses (incl. unfunded commitment expense)	5,278	7,896	3,201	254	359	5,278	359
Pre-tax pre-provision earnings	$ 12,636	$ 11,511	$ 9,620	$ 6,638	$ 6,217	$ 12,636	$ 6,217
Effect of adjustment for nonrecurring income and expenses	-	(2,969)	308	1,302	115	-	115
Pre-tax pre-provision operating earnings	$ 12,636	$ 8,542	$ 9,928	$ 7,940	$ 6,332	$ 12,636	$ 6,332

Return on average assets	0.60%	0.36%	0.61%	0.63%	0.55%	0.60%	0.55%
Effect of adjustment for nonrecurring income and expenses	0.00%	(0.27%)	0.03%	0.13%	0.01%	0.00%	0.01%
Operating return on average assets	0.60%	0.09%	0.64%	0.76%	0.57%	0.60%	0.57%

Return on average assets	0.60%	0.36%	0.61%	0.63%	0.55%	0.60%	0.55%
Effect of tax expense	0.16%	0.06%	0.16%	0.17%	0.15%	0.16%	0.15%
Effect of provision for credit losses (incl. unfunded commitment expense)	0.55%	0.91%	0.39%	0.03%	0.04%	0.55%	0.04%
Pre-tax pre-provision return on average assets	1.31%	1.33%	1.16%	0.83%	0.75%	1.31%	0.75%
Effect of adjustment for nonrecurring income and expenses and expenses	0.00%	(0.34%)	0.04%	0.16%	0.01%	0.00%	0.01%
Pre-tax pre-provision operating return on average assets	1.31%	0.99%	1.20%	1.00%	0.77%	1.31%	0.77%

Return on average equity	5.77%	3.07%	4.98%	4.92%	4.49%	5.77%	4.49%
Effect of adjustment for nonrecurring income and expenses	0.00%	(2.32%)	0.24%	1.00%	0.09%	0.00%	0.09%
Operating return on average equity	5.77%	0.75%	5.22%	5.93%	4.58%	5.77%	4.58%
Effect of goodwill and other intangible assets	2.08%	0.28%	1.92%	2.15%	1.58%	2.08%	1.58%
Operating return on average tangible equity	7.85%	1.03%	7.14%	8.08%	6.16%	7.86%	6.16%

Efficiency ratio	68.59%	71.71%	71.85%	75.01%	76.11%	68.59%	76.11%
Effect of adjustment for nonrecurring income and expenses	0.00%	4.93%	(0.93%)	(4.78%)	(0.46%)	0.00%	(0.46%)
Operating efficiency ratio	68.59%	76.65%	70.92%	70.23%	75.65%	68.59%	75.65%

Earnings per share - Basic	$ 0.23	$ 0.13	$ 0.21	$ 0.20	$ 0.19	$ 0.23	$ 0.19
Effect of adjustment for nonrecurring income and expenses	0.00	(0.10)	0.01	0.05	0.00	0.00	0.00
Operating earnings per share - Basic	$ 0.23	$ 0.03	$ 0.22	$ 0.25	$ 0.19	$ 0.23	$ 0.19

Earnings per share - Diluted	$ 0.23	$ 0.12	$ 0.20	$ 0.20	$ 0.19	$ 0.23	$ 0.19
Effect of adjustment for nonrecurring income and expenses	0.00	(0.09)	0.01	0.04	(0.00)	0.00	(0.00)
Operating earnings per share - Diluted	$ 0.23	$ 0.03	$ 0.21	$ 0.24	$ 0.19	$ 0.23	$ 0.19

Book value per share	$ 16.21	$ 15.98	$ 15.89	$ 16.17	$ 16.42	$ 16.21	$ 16.42
Effect of goodwill and other intangible assets	(4.36)	(4.37)	(4.39)	(4.40)	(4.31)	(4.36)	(4.31)
Tangible book value per share	$ 11.86	$ 11.61	$ 11.54	$ 11.77	$ 12.11	$ 11.86	$ 12.11

Stockholders' equity	$ 400,265	$ 394,403	$ 391,808	$ 398,637	$ 404,195	$ 400,265	$ 404,195
Less goodwill and other intangible assets	(107,539)	(107,863)	(108,147)	(108,524)	(106,075)	(107,539)	(106,075)
Tangible common equity	$ 292,726	$ 286,540	$ 283,661	$ 290,113	$ 298,120	$ 292,726	$ 298,120

Equity to assets	9.52%	11.04%	11.67%	12.32%	12.55%	9.52%	12.55%
Effect of goodwill and other intangible assets	(2.37%)	(2.77%)	(2.94%)	(3.04%)	(2.98%)	(2.37%)	(2.98%)
Tangible common equity to tangible assets	7.14%	8.27%	8.73%	9.27%	9.57%	7.14%	9.57%

Net interest margin	3.15%	3.67%	3.57%	3.33%	2.96%	3.15%	2.96%
Effect of adjustments for PPP associated balances*	0.01%	0.01%	0.01%	0.02%	(0.00%)	0.01%	(0.00%)
Core net interest margin	3.16%	3.68%	3.58%	3.35%	2.96%	3.16%	2.96%

*Net interest margin excluding the effect of PPP loans assumes a funding cost of 35bps on average PPP balances in all applicable periods